McCLAIN
& COMPANY, L.C.
CERTIFIED PUBLIC ACCOUNTANTS
200 South Biscayne Boulevard, Suite 830 • Miami, Florida 33131 • Telephone: 305.371.2731 • Fax: 305.377.8686

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Officers and Directors
Netfran Development Corporation
Vienna, VA

We have audited the accompanying balance sheets of Netfran Development Corporation (the "Company"), as of December 31, 2003, and the related statements of income, stockholders' equity (deficit), and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netfran Development Corporation as of December 31, 2003 and the results of its operation and cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

McClain & Company, LC

McClain & Company, LC
Miami, Florida
March 4, 2004